PRESS RELEASE
                                    XIONICS

Robert Gilkes
Chairman
Xionics Document Technologies, Inc.
(617) 229-7000

                 Xionics Document Technologies, Inc. Announces
                          Senior Management Promotions

BURLINGTON, MASS. - OCTOBER 21,1997 - Robert Gilkes, Chairman of the Board of Xionics Document Technologies, Inc. (NASDAQ:XION), today announced the following senior management promotions. Peter Simone, currently President and Chief Operating Office is appointed Chief Executive Officer and will retain the post of President. Rosemary Grande, currently Senior Vice President - Strategic Accounts, assumes the post of Chief Operating Officer. Edward Mallen, currently Vice President - World Wide Sales, is promoted to Executive Vice President - Sales and Marketing. Frank Monaco, currently Vice President - Research and Development, is promoted to Senior Vice President and Chief Technical Officer.

Mr. Gilkes, who became a director of the Company in November 1994, assumed the roles of CEO and President in January 1995, and became Chairman in April 1996, commented: "The senior management at Xionics will be strengthened by these appointments which creates a team with uniquely wide industry experience and proven track records of management success. I am particularly happy that my tenure as Chief Executive Officer has enabled the creation of this team which I believe has the talent and know-how to build upon the past three years of rapid growth. As Chairman I will continue to serve as part of this team, focusing upon our strategy for growth and on the relationships with our partners and major customers."

Peter Simone has served as President and Chief Operating Officer of the Company since April 1997. From December 1992 until December 1996 Mr. Simone served as Group Vice President of Simplex Time Recorder Company, a manufacturer and supplier of hardware and software based systems for workforce management, building life safety, and security. From February 1975 until November 1992 he held several executive positions, including Chief Operating Officer and Chief Executive Officer, at GCA Corporation, a semiconductor equipment company. Mr. Simone is a director of Cymer Inc., and a director and member of the Executive Council of the Massachusetts High Technology Council. Mr. Simone has over 27 years of experience in the high technology industry.

Rosemary Grande has served as Senior Vice President-Strategic Accounts since January 1997. She served as Vice President-Product Development of the Company from July 1995 until January 1997. From November 1994 until June 1995, she served as General Manager of the Company's printer software division. From August 1993 until November 1994, Ms. Grande served as General Manager of the Peripherals Division of Phoenix Technologies Ltd. and from April 1992 until July 1993 she served as Senior Director of Marketing at Phoenix. Ms. Grande has over 16 years of experience in the high technology industry.

Edward Mallen has served as Vice President - Worldwide Sales of the Company since July 1995. From August 1993 until November 1994, he served as Vice President-Imaging Sales and from November 1994 until June 1995 as General Manager-Imaging. From August 1991 until August 1993, Mr. Mallen served as
Vice President of Software Products at Xerox Imaging Systems, a manufacturer of optical character recognition hardware and software products. Mr. Mallen has over 21 years of experience in the high technology industry.

                                     -more-



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Frank Monaco has served as Vice President - Research and Development of the
Company since January 1996. From November 1994 until January 1996, he served as Vice President-Engineering of the Company. From November 1988 until November 1994, Mr. Monaco served as Senior Director of Engineering of the Peripherals Division of Phoenix. Mr. Monaco has over 23 years of experience in the high technology industry.

Xionics is a leading developer of innovative silicon and software for printing, scanning, copying, processing and transmitting documents to computer Peripherals. Xionics partners with the industry's leading original equipment manufacturers (OEMs), including Hewlett-Packard, IBM, Ricoh, Xerox, Canon, Seiko Epson and Sharp, to develop peripherals that provide the performance, output quality and network connectivity for today's office computing market. Xionics also markets, through a worldwide distribution channel, board-level image printing, scanning and viewing acceleration products for production document imaging applications. The company's corporate headquarters is based in Burlington, Massachusetts, with offices in San Jose, California, Japan,
Germany and the United Kingdom.






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Statements contained herein which are not historical facts are forward-looking statements subject to risks and uncertainties as discussed more fully in Xionics' filings with the SEC, including its Annual Report on Form 10-K dated September 29, 1997, and its Final Prospectus dated September 26, 1996.



Xionics is a registered trademark Of Xionics Document Technologies, Inc. and/or its subsidiaries.